Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Relating to Preliminary Prospectus dated October 17, 2011
Registration Statement No. 333- 177210

ISSUER FREE WRITING PROSPECTUS DATED OCTOBER 19, 2011
ARCOS DORADOS HOLDINGS INC.

40,432,690 Common Shares

This free writing prospectus relates only to the securities described below and is being filed to advise you of the availability of, and should be read together with, the preliminary prospectus dated October 17, 2011 (the “Preliminary Prospectus”) relating to this offering, included in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-177210) (the “Registration Statement”).  A hyperlink to the current version of the Registration Statement is provided below.  This free writing prospectus is only a summary of the changes included in the Preliminary Prospectus and you should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in the securities described below.

The following information summarizes, supplements and/or updates the information contained in the Preliminary Prospectus.

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Terms of the Public Offering

Issuer:	Arcos Dorados Holdings Inc.

Security:	Class A Shares, no par value (the “Class A Shares”)

Number of Shares Sold by the Selling Shareholders in this Offering:	40,432,690 Class A Shares

Price to Public:	$22.00 per Class A Share

Over-allotment Option:	The underwriters also may purchase an additional 4,043,268 Class A Shares at the public offering price within 30 days of the date hereof in order to cover over-allotments, if any.

Use of Proceeds:
The selling shareholders will receive all net proceeds from the sale of the Class A Shares in this offering. We will not receive any of the net proceeds from the sale of Class A Shares by the selling shareholders, including any sales pursuant to the over-allotment option.

Share Capital Before and After the Offering:	As of the date of this free writing prospectus, our share capital consists of 129,529,412 Class A Shares and 80,000,000 Class B Shares issued and outstanding.

Trade Date:	October 20, 2011

Settlement Date:	October 25, 2011

Underwriters	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Itau BBA USA Securities Inc. Credit Suisse Securities (USA) LLC

CUSIP/ISIN:	G0457F 107 / VGG0457F1071

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Mr. Woods Staton, our Chairman, Chief Executive Officer and controlling shareholder, intends to purchase 600,000 Class A Shares in this offering at the public offering price.

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To review the Preliminary Prospectus included in the Registration Statement, click the following link on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):  http://www.sec.gov/Archives/edgar/data/1508478/000119312511272204/d234794df1a.htm

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS 0001508478.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES LLC TOLL FREE AT 1-866-803-9204, MORGAN STANLEY & CO. LLC TOLL FREE AT 1-866-718-1646, CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT 1-800-831-9146, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL FREE AT 1-866-500-5408, ITAU BBA USA SECURITIES INC. TOLL FREE AT 1-888-770-4828 OR CREDIT SUISSE SECURITIES (USA) LLC TOLL FREE AT 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.